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                       CERTIFICATE OF OWNERSHIP AND MERGER
                                     MERGING
                              BENTON VENTURES, INC.
                                      INTO
                         GOLDONLINE INTERNATIONAL, INC.
                            (PURSUANT TO SECTION 253)


GOLDONLINE INTERNATIONAL, INC., a Delaware corporation (the "Corporation"), does hereby certify:

         FIRST: That the Corporation is incorporated in the State of Delaware pursuant to the General Corporation Law of the State of Delaware.

         SECOND: That the Corporation owns all of the outstanding shares of each class of the capital stock of Benton Ventures, Inc., a Delaware corporation.

         THIRD: That the Corporation, by the following resolutions of its Board of Directors, duly adopted on the 25th day of April, 2000, determined to merge itself with Benton Ventures, Inc. on the conditions set forth in such resolutions:

         RESOLVED: That Goldonline International, Inc. merge into itself its wholly-owned subsidiary, Benton Ventures, Inc., and assume all of said subsidiary's liabilities and obligations;

         FURTHER RESOLVED: That the President and the Secretary of the Corporation be and they hereby are directed to make, execute and acknowledge a certificate of ownership and merger setting forth a copy of the resolution to merge Benton Ventures, Inc. into this Corporation and to assume the subsidiary's liabilities and obligations on the date of adoption thereof and to file the same in the office of the Secretary of State of Delaware.

         IN WITNESS WHEREOF, Goldonline International, Inc. has caused its corporate seal to be affixed and this certificate to be signed by Greg Gordon, its authorized officer, this 26th day of April, 2000.



                                              GOLDONLINE INTERNATIONAL, INC.


                                              /s/ GREG GORDON
                                                  GREG GORDON, PRESIDENT